Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-269296

The Goldman Sachs Group, Inc. $4,745,000 Callable Notes due 2040

This prospectus supplement addendum relates to $4,745,000 principal amount of notes that were offered on January 29, 2025, as described in the accompanying prospectus supplement no. 1,158 dated January 29, 2025.

The original issue discount (“OID”) accrual table was incorrectly stated in the accompanying prospectus supplement no. 1,158 dated January 29, 2025. Please refer to the corrected information below.

The following table reflects corrected information and replaces, in its entirety, the table under “Supplemental Discussion of U.S. Federal Income Tax Consequences” on page S-11 of the accompanying prospectus supplement no. 1,158. The amended table below should be read in conjunction with the accompanying prospectus supplement no. 1,158 dated January 29, 2025 (except for the table being replaced), the accompanying prospectus supplement dated February 13, 2023 and the accompanying prospectus dated February 13, 2023:

Accrual Period	OID Accrued During Accrual Period (per $1,000 note)	Total OID Accrued from Original Issue Date (per $1,000 note) as of End of Accrual Period
January 31, 2025 through December 31, 2025	$52.62	$52.62
January 1, 2026 through December 31, 2026	$60.50	$113.12
January 1, 2027 through December 31, 2027	$63.98	$177.10
January 1, 2028 through December 31, 2028	$67.66	$244.76
January 1, 2029 through December 31, 2029	$71.55	$316.31
January 1, 2030 through December 31, 2030	$75.66	$391.97
January 1, 2031 through December 31, 2031	$80.01	$471.98
January 1, 2032 through December 31, 2032	$84.61	$556.59
January 1, 2033 through December 31, 2033	$89.48	$646.07
January 1, 2034 through December 31, 2034	$94.62	$740.69
January 1, 2035 through December 31, 2035	$100.05	$840.74
January 1, 2036 through December 31, 2036	$105.81	$946.55
January 1, 2037 through December 31, 2037	$111.89	$1,058.44
January 1, 2038 through December 31, 2038	$118.32	$1,176.76
January 1, 2039 through December 31, 2039	$125.12	$1,301.88
January 1, 2040 through January 31, 2040	$10.62	$1,312.50

You should read the additional disclosure in the accompanying prospectus supplement no. 1,158 dated January 29, 2025 to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc. See page S-5 of the accompanying prospectus supplement no. 1,158 dated January 29, 2025.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense. The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman Sachs & Co. LLC	UBS Financial Services Inc. Selling Agent

Prospectus Supplement No. 1,158 Addendum dated March 5, 2025

Goldman Sachs may use this prospectus in the initial sale of the offered notes. In addition, Goldman Sachs & Co. LLC, or any other affiliate of Goldman Sachs may use this prospectus in a market-making transaction in a note after its initial sale. Unless Goldman Sachs or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus is being used in a market-making transaction.

About Your Prospectus

The notes are part of the Medium-Term Notes, Series N program of The Goldman Sachs Group, Inc. This prospectus includes this prospectus supplement addendum and the accompanying documents listed below. This prospectus supplement addendum constitutes a supplement to the documents listed below and should be read in conjunction with such documents:

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Prospectus supplement no. 1,158 dated January 29, 2025
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Prospectus supplement dated February 13, 2023
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Prospectus dated February 13, 2023

The information in this prospectus supplement addendum supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your notes.